Exhibit 99.1

Sonic Foundry Receives Patent for Mediasite

          MADISON, Wis., Nov. 14 /PRNewswire-FirstCall/ -- Sonic Foundry(R), Inc. (Nasdaq: SOFO), a leader in automated rich media communications technology, today announced the U.S. Patent and Trademark Office (PTO) has granted Sonic Foundry a patent related to its rich media communications system, Mediasite(TM).

          The Mediasite patent covers a production method and system involving the capture, indexing and synchronization of RGB-based content. The captured content can then be sent over a network, such as the Internet, and viewed by others whenever they want. The patented technology allows a person to give a presentation in an office meeting, a classroom or at a conference, while the technology synchronizes what the presenter says with visual aids, and instantly streams both over the Internet.

          The PTO also indicated that it would add at least 551 days to the term of the patent because of delays by the PTO in examining the patent application. Thus, the Mediasite patent could be in force through May 11, 2025.

          “This patent is recognition of Sonic Foundry’s leadership in the rich media space,” said Rimas Buinevicius, chairman and CEO of Sonic Foundry. “We are pleased that the Patent Office has identified the company’s technology as an innovation deserving of a patent.”

          About Sonic Foundry(R), Inc.

          Founded in 1991, Sonic Foundry (Nasdaq: SOFO) is a technology leader in the emerging rich media communications marketplace, providing enterprise solutions and services that link an information-driven world. Sonic Foundry is changing the way organizations communicate via the web and how people around the globe receive vital information needed for work, professional advancement, safety and education. The company’s integrated webcasting and web presentation solutions are trusted by Fortune 500 companies, education institutions and government agencies for a variety of critical communication needs. Sonic Foundry is based in Madison, Wis. For more information about Sonic Foundry, visit www.sonicfoundry.com.

Press Contact:	Investor Contact:
Terri Douglas	Rob Schatz
Catapult PR-IR	Wolfe, Axelrod, Weinberger & Assoc., LLC
303-581-7760, ext. 18	212-370-4500
Cell: 303-808-6820	rob@wolfeaxelrod.com
tdouglas@catapultpr-ir.com

          Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry’s products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

SOURCE  Sonic Foundry(R), Inc.
          -0-                                                  11/14/2006
          /CONTACT:  Press: Terri Douglas, Catapult PR-IR, +1-303-581-7760, ext. 18,
or Cell: +1-303-808-6820, tdouglas@catapultpr-ir.com; Investors: Rob Schatz,
Wolfe, Axelrod, Weinberger & Assoc., LLC, +1-212-370-4500,
rob@wolfeaxelrod.com/
          /Web site:  http://www.sonicfoundry.com /
          (SOFO)